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                                                             EXHIBITS 5 AND 23.1



December 18, 1997



RealNetworks, Inc.
1111 Third Avenue, Suite 2900
Seattle, WA 98101

RE:     FORM S-8 REGISTRATION STATEMENT

Ladies and Gentlemen:

We have acted as counsel to you (the "Company") in connection with the preparation of its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which the Company will file with the Securities and Exchange Commission, with respect to an aggregate of 1,000,000 shares of Common Stock of the Company (the "Shares") issuable under the Company's 1998 Employee Stock Purchase Plan (the "Plan").

We have examined the Registration Statement and such other documents and records as we have deemed relevant and necessary for the purpose of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares issuable under the Plan will, upon due execution by the Company and the registration by its registrars of the certificates for the Shares and issuance thereof by the Company and receipt by the Company of the consideration therefor in accordance with the terms of the Plan, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,



GRAHAM & JAMES LLP/RIDDELL WILLIAMS P.S.